Exhibit 5.01




                                                  October 25, 1995


          Travelers Group Inc.
          388 Greenwich Street
          New York, New York 10013

          Ladies and Gentlemen:

                    I am Senior Vice President, General Counsel and Corporate Secretary of Travelers Group Inc., a Delaware
          corporation (the "Company"). I refer to the proposed registration by the Company under the Securities Act of 1933, as amended (the "Act") of $700,000,000 aggregate principal amount of the Company's proposed securities (the "Securities"), under a registration statement on Form S-3, filed on or about the date hereof (the "Registration Statement").

                    I, or attorneys under my supervision, have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

                    Based upon the foregoing, I am of the opinion that:

                    1. The Company is a duly organized and existing corporation under the laws of the State of Delaware.

                    2. Assuming the taking of appropriate further corporate action by the Company, the effectiveness of the Registration Statement under the Act, the due execution and delivery of the Securities on behalf of the Company, the due authentication of the Securities by The Bank of New York, as Trustee (the "Trustee") under the Indenture dated as of March 15, 1987, between Primerica Corporation, a New Jersey corporation, formerly known as American Can Company ("old Primerica"), and the Trustee, as amended by the First Supplemental Indenture, dated as of December 15, 1988, among old Primerica, Primerica Holdings, Inc. ("Holdings") and the Trustee, the Second Supplemental Indenture, dated as of January 31, 1991, between Holdings and the Trustee and the Third Supplemental Indenture dated as of December 9, 1992 among Holdings, the Company (formerly known as Primerica Corporation) and the Trustee (as supplemented, the "Indenture"), or any successor Trustee under the Indenture, and the sale and delivery of the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the Prospectus referred to therein,

          Travelers Group Inc.
          October 25, 1995
          Page 2


          the Securities will thereupon be legal, valid and binding obligations of the Company and will be entitled to the benefits of such Indenture.

                    My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the state of New York and the General Corporation Law of the state of Delaware. I am not admitted to the practice of law in the states of New York and Delaware; however, members of my legal staff who have assisted me in this transaction are admitted to practice in such states.

                    I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                              /s/ Charles O. Prince, III